Exhibit 20.1(b)



PROXITY SUB TO PARTICIPATE AT INTERNATIONAL WARFARE CONFERENCE, SENIOR MILITARY OFFICIALS FROM WORLD'S ARMIES TO ATTEND


St. Petersburg, Fla.--March 3, 2005--Proxity, Inc. (Pink Sheets:PRXT) announces that operating subsidiary Cyber Defense Systems, Inc. (OTCBB:CYDF) will participate with Paz Logistics, Ltd. at the Warfare in Low Intensity Conflict Conference 2005. The international gathering is being held at the Israeli Conference Center in Tel Aviv March 8-10 and is sponsored by the Israel Defense Force Ground Forces Command. Cyber Defense product information will be available to senior military officers from the world's armies. Last year's conference drew 6000 senior ranking military officers including 800 Generals and Corps Commanders with representatives from 34 countries in attendance.

Scheduled conference topics include: the future soldier's equipment, weapons for low intensity warfare, peripheral defense systems, early warning equipment, control and monitoring systems, communication solutions and systems, intelligence collection, equipment and means for special units, electronic warfare, observation and location systems.

Commanders and senior staff officers in high tactical levels, commanders and instructors in commander courses and at training bases, government representatives, defense ministry officials, security, internal security, and emergency authorities, government and civil administration personnel, weapons and development personnel, military attaches, and procurement representatives are gathering to hear the latest developments and to see the new equipment and systems that address these specific situations.

Cyber Defense will exhibit along with M. Paz Logistics Ltd, an international consulting and marketing firm. Paz Logistics has been engaged to identify and develop markets for Cyber Defense products in the government, industrial, professional and consumer sectors in Israel. Closely tied to military, government and commercial markets, Paz Logistics' main areas of influence are land warfare systems, electronic and electro-optical systems, armored vehicles, weapons systems and ammunition, satellite communication and navigation systems, laser systems and specialized equipment for special operation forces.


About The CyberBug(TM)

The CyberBug(TM) is a low cost UAV developed for the individual user and is a scalable unmanned aircraft. Depending on type of mission, it can weigh between
2.6 pounds to 6 pounds and carry a 5-pound payload. Operating the CyberBug(TM) does not require extensive instruction, technical backup or pilot training. Capable of rapid deployment, it can be assembled and launched by an individual soldier from remote areas in 30 seconds, and easily recovered in winds up to 20 MPH. The unit includes an autopilot as well as data link with GPS overlay. The CyberBug(TM) has two basic uses: short-term flights to operate surveillance in areas of concern using high powered day and night vision when troops are in dangerous situations, and long-term flights for the surveillance of patrol areas up to four hours. Suggested retail price starts at $7,500.




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About Cyber Defense Systems, Inc.

Cyber Defense Systems, Inc., (OTCBB:CYDF) an operating subsidiary of Proxity, Inc., is assembling a team of military experts, aerospace and composite engineers to design and build a new generation of UAV's. Cyber plans also to market their UAV's to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. http://www.cyberdefensesystems.com


About Proxity, Inc.

Proxity, Inc. (Pink Sheets:PRXT) is a developmental holding company specializing in the deployment and marketing of security protection technology and government contract fulfillment. The Company seeks to acquire and develop security technology. Proxity plans to enter into teaming and exclusive and nonexclusive marketing and distribution agreements with products developed for commercial, military and homeland defense. http://www.proxity.com


About M. Paz Logistics Ltd.

M. Paz Logistics Ltd is an international consulting and marketing company. Based in Israel, the company provides technical consultation services exploring potential Israeli R&D capabilities, co-production, economic investments and opportunities with the Israeli defense industry or other commercial partners. Paz Logistics can materialize and apply Israeli technology expertise to international customers projects and products. Paz Logistics advises Israeli and international companies on doing business with the Israeli military and defense agencies and supports their client's efforts to establish markets and industrial partnerships in Israel. Paz Logistics is an acknowledged leader in winning proposals with their clients frequently awarded a majority of the monies available.


This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:
Emerson Gerard Associates
Jerry Jennings
Phone: 561-881-7318
mediareply@emersongerard.com

M. Paz Logistics Ltd.
20 Hata'as St. P.O.Box 2242
Kfar Saba 44425, Israel
Phone: 972-9-7661555 Fax: 972-9-7661550
info@pazlog.co.il






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